Exhibit 10.23

NOTICE OF PERFORMANCE STOCK AWARD

February 22, 2010

Company: «Company»

Minimum Performance Award (2010—2012 Period):     0     Shares*

Target Performance Award (2010—2012 Period):              Shares

Maximum Performance Award (2010—2012 Period):              Shares**

Date of Grant: February 22, 2010

PERSONAL AND CONFIDENTIAL

(Name and Address)

Dear (Salutation):

We are pleased to inform you that, as a key employee, you have been granted a performance award by the Compensation and Stock Option Committee of the Board of Directors under the Fortune Brands, Inc. 2007 Long-Term Incentive Plan (the “Plan”).

The award is granted under and governed by the Plan and the February 2010 Performance Stock Award Terms and Conditions (the “Terms”). Your performance award will be comprised of and will be paid in shares of Common Stock of Fortune Brands, Inc.

Your award is based on the achievement by Fortune Brands and its consolidated subsidiaries of certain performance goals established by the Fortune Brands Board of Directors Compensation and Stock Option Committee. Goals are set for each year in the three-year performance period, and are based on return on invested capital and earnings per share performance. The target goals for 2010 are set forth in the attached Matrix. The minimum and maximum goals for 2010 are also set forth in the attached Matrix. You will receive annual notice of the goals for 2011 and 2012.

*   Minimum performance goals for performance period must be exceeded in order for performance award to be paid.

** Maximum performance goals for performance period must be met in order for maximum performance award to be paid.

For your information, we have attached to this notice the following documents: (1) the Terms, (2) the Plan, and (3) the Matrix. You should review these documents carefully in order to fully understand how your award operates and your rights as an award recipient.

Under the terms of the Plan, you do not need to sign and return, or otherwise acknowledge your receiving, this notice. If you have any questions about your award, please contact [name], Benefits & Compensation Analyst, at (XXX) XXX-XXXX.

Sincerely yours,

FORTUNE BRANDS, INC.

President and Chief Executive Officer

FEBRUARY 2010

FORTUNE BRANDS, INC. 2007 LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK AWARD

TERMS AND CONDITIONS

You have been granted a performance stock award (the “Award”) under the Fortune Brands, Inc. 2007 Long-Term Incentive Plan (the “Plan”).

The date of the grant and the minimum, target and maximum performance goals and payouts for the Award are listed at the top of your Notice of Performance Stock Award (the “Notice”). The average per share targets and the minimum and maximum average return on invested capital (‘ROIC”) and earnings per share (“EPS”) targets are established by the Fortune Brands Board of Directors’ Compensation and Stock Option Committee (the “Committee”) on an annual basis for each year of the performance period. The 2010 performance targets are set forth in the Matrix attached to your Notice.

1. Number of Shares Payable Pursuant to Award. Subject to the provisions of paragraphs 5 through 13 below, the number of shares of common stock of Fortune Brands, Inc. (“Fortune”) payable to you pursuant to your award shall be determined as follows:

(a) If the ROIC and EPS (as determined pursuant to paragraph 2) of Fortune and its consolidated subsidiaries (the “Company”) for the performance period equals the minimum goals for each year of the three-year performance period , the number of shares payable to you will equal your minimum performance award set forth on the Notice.

(b) If the ROIC and EPS (as determined pursuant to paragraph 2) of the Company for the performance period equals or exceeds the maximum goals for each year of the three-year performance period , the number of shares payable to you will equal your maximum performance award set forth on the Notice.

(c) If the ROIC and EPS (as determined pursuant to paragraph 2) of the Company for the performance period exceeds the minimum goals for one or more of the years in the performance period, but is less than the maximum goals for one or more of the years in the performance period, the number of shares payable to you will be interpolated between the goals established for each year in the performance period.

(d) No shares shall be payable for any performance period if the ROIC and EPS (as determined pursuant to paragraph 2) for the performance period is less than the minimum goals for each year within the performance period.

Subject to the provisions of paragraphs 5 through 13 below, the shares of common stock of Fortune payable to you pursuant to this Award with respect to the performance period shall be paid by Fortune as soon as practicable after the end of the performance period and after the Committee certifies the Company’s attainment of the performance goals. Notwithstanding any other provision of this Agreement, no payout of Awards hereunder shall be made unless and until the Committee certifies the attainment of performance goals.

2. Determination of Net Income, Return on Invested Capital and Cumulative Earnings Per Share. “ROIC” for any performance period means Net Income during the performance period divided by average invested capital for the same period. Net Income, ROIC and EPS shall be adjusted to eliminate non-recurring income or expense items and significant items not considered in determining the initial performance measures; such adjustments may include, but are not limited to, restructuring and restructuring related charges; the impact of actual foreign exchange rates varying from planned foreign exchange rates; significant share repurchase activity; significant nonrecurring income tax credits or charges; and the impact of significant acquisitions and divestitures of businesses.

3. Dividend Equivalents. Subject to the provisions of paragraphs 5, 6, 7, 9, 11, 12 and 13 below, with respect to the performance period you shall be paid, on the date of payment of any shares pursuant to paragraph 1 above, a cash amount that is equal to the amount of the cash dividends that would have been declared on that number of shares actually paid to you at the end of the performance period if such shares had been issued and outstanding on any record date for the payment of any cash dividends on common stock of Fortune during the performance period and prior to the date of payment of such shares (the “Dividend Equivalent”). Such Dividend Equivalent shall be paid, subject to paragraph 16 below, on the date of payment of such shares pursuant to paragraph 1 above. Payment of any Dividend Equivalent shall be made by delivery to you of a check of Fortune in the amount of such Dividend Equivalent or in such other manner as is determined by the Committee.

4. Transferability of Award. Shares awarded under this Award may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by the Executive to a trust for estate planning purposes, by the Executive pursuant to an agreement in a marital separation or divorce proceeding or by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

5. Termination of Employment for Death, Disability, Retirement or Elimination of Position. If your employment by the Company terminates during any performance period by reason of your death, disability, retirement under a retirement plan of the Company or the elimination of your position, you will be entitled to receive as soon as practicable after the end of the performance period and after the Committee certifies that performance goals have been attained for that performance period, a payment of the number of shares of common stock, if any, that would otherwise be payable pursuant to paragraph 1. Also in the event of such a termination of employment, you will be paid, on the date of payment of any shares paid pursuant to the preceding sentence, Dividend Equivalents pursuant to paragraph 3, and you will not be entitled to be credited with or to receive any other Dividend Equivalents.

6. Termination of Employment for Other Reasons. Except as otherwise provided in paragraphs 9 through 13 below, if your employment with the Company terminates during the performance period other than by reason of your death, disability, retirement under a retirement plan of the Company or the elimination of your position, you will not be entitled to any payment of shares pursuant to paragraph 1 with respect to the performance period and will not be entitled to receive payment pursuant to paragraph 3 of any Dividend Equivalent.

7. Forfeiture of Award for Detrimental Activity. If you engage in “detrimental activity” (as defined below) at any time (whether during your employment or after termination), you will not be entitled to any payment of shares or Dividend Equivalents hereunder and you will forfeit all rights with respect to these payments. For purposes of this paragraph 7, “detrimental activity” means willful, reckless or grossly negligent activity that is determined by the Committee to be detrimental to or destructive of the business or property of the Company. Any such determination of the Committee shall be final and binding for all purposes. Notwithstanding the foregoing, no payment under the Plan shall be forfeited or become not payable by virtue of this paragraph 7 on or after the date of a Change in Control (as defined in the Plan).

8. Stock Exchange Listing; Fractional Shares. Fortune shall not be obligated to deliver any shares until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which are listed outstanding shares of the same class as that of the shares subject to the Award and until there has been compliance with such laws or regulations as Fortune may deem applicable. Fortune agrees to use its best efforts to effect such listing and compliance. No fractional shares (or any cash payment in lieu thereof) will be delivered and the number of shares to be delivered will be rounded up or down to the nearest whole share.

9. Transfer of Employment; Leave of Absence. For the purposes of this Agreement, (a) a transfer of your employment from Fortune to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, you shall be deemed to have remained in the employ of Fortune or a subsidiary during such leave of absence.

10. Investment Representations. Prior to each issuance of shares of common stock payable hereunder, you shall make such representations (as may be required) that such shares are to be held for investment purposes and not with a view to or for resale or distribution except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and shall, if required by the Committee, give a written undertaking to Fortune in form and substance satisfactory to the Committee that you will not publicly offer or sell or otherwise distribute such shares other than (a) in the manner and to the extent permitted by Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, (b) pursuant to any other exemption from the registration provisions of the Securities Act or (c) pursuant to an effective registration statement under the Securities Act.

11. Adjustments. (a) In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, changes in accounting, tax or legal rules, or any other similar corporate event, the number and kind of shares that are covered by the Award (including, in the case of any such event other than an extraordinary cash dividend, the number of shares in respect of which Dividend Equivalents may be credited and paid pursuant to paragraph 3 above) immediately prior to such event may be proportionately and appropriately adjusted.

(b) Adjustments (which may be increases or decreases) may be made by the Committee in the ROIC and EPS targets to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company, provided that no adjustment shall be made which would result in an increase in your compensation if your compensation is subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision, for the year with respect to which the adjustment occurs. The Committee also may adjust the performance goals and measurements applicable to the Award and thereby reduce the amount to be received by any Participant pursuant to such Award if and to the extent that the Committee deems it appropriate, provided that no such reduction shall be made on or after the date of a Change in Control (as defined the Plan).

(c) The determination of the Committee as to the terms of any adjustment made pursuant to this paragraph 11 shall be binding and conclusive upon you and any other person or persons who are at any time entitled to receipt of any payment pursuant to the award.

12. Change in Control of Fortune. Notwithstanding any other provision hereof, in the event that your employment is terminated on or after a Change in Control of Fortune (as defined in the Plan) (i) by the Company other than for just cause (as defined in the Plan) or (ii) by you because you in good faith believe that as a result of the Change in Control you are unable effectively to discharge your duties or the duties of the position you occupied immediately prior to the Change in Control or because of a diminution in your aggregate annual compensation or in your aggregate benefits below that in effect immediately prior to the Change in Control, the Award shall become nonforfeitable and shall be paid out on the date your employment is so terminated (x) as if each performance period hereunder had been completed or satisfied and as if the ROIC and EPS for the Company for each performance period were sufficient to enable a payment to you pursuant to paragraph 1(c) of the number of shares that is equal to the target performance award set forth herein with respect to that performance period, but (y) pro-rated for the portion of the performance period that elapsed prior to the termination of employment following a Change in Control of Fortune. Also in the event of such a termination of your employment, you will be entitled to receive payment pursuant to paragraph 3 of any Dividend Equivalent that would have been declared, in respect of the shares you receive, during the performance period and prior to the date of payment of such shares, but will not be entitled to be credited with or to receive any other Dividend Equivalents.

13. Divestiture; Termination of Plan. (a) In the event that your principal employer is a subsidiary of Fortune that ceases to be a subsidiary of Fortune, then your employment shall be deemed to be terminated for all purposes hereof as of the date on which your principal employer ceases to be a subsidiary of Fortune (the “Divestiture Date”) and the Award shall become nonforfeitable and shall be paid out on the Divestiture Date (x) as if the performance period hereunder had been completed or satisfied and as if the ROIC and EPS for the Company for that performance period were sufficient to enable a payment to you pursuant to paragraph 1(c) of the number of shares that is equal to target performance award set forth herein with respect to the performance period, but (y) pro-rated for the portion of the performance period that elapsed prior to the Divestiture Date, all as determined by the Committee. Also in the event of such a deemed termination of employment, you will be entitled to receive payment pursuant to paragraph 3 of any Dividend Equivalents that would have been declared, in respect of the shares you receive, during the performance period and prior to the Divestiture Date, but will not be entitled to be credited with or to receive any other Dividend Equivalents.

(b) In the event of a termination of the Plan, then your employment shall be deemed to be terminated for all purposes under the Plan as of the date of termination of the Plan and the provisions of paragraph 13(a) will apply to your award with the same effect as if the date of termination of the Plan were a Divestiture Date.

14. Accountants’ Letter. As soon as practicable after the end of each performance period, a letter shall be obtained from the independent certified public accountants who have performed procedures to assist in evaluating compliance with the calculation of the Average Return on Invested Capital and Cumulative Earning Per Share of the Company for the performance period.

15. Stockholder Rights. Neither you nor any other person shall have any rights of a stockholder as to shares until such shares shall have been recorded on Fortune’s official stockholder records as having been issued or transferred.

16. Tax Withholding. Upon any payment to you of shares of common stock hereunder or upon any payment to you of any Dividend Equivalents hereunder, Federal income and other tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by you. The Company may withhold such required amounts from your future paychecks or from, if applicable, such Dividend Equivalents or may require that you deliver to the Company the amounts to be withheld. In addition, upon any payment to you of shares hereunder, you may pay any Federal income and other tax withholding (and any state and local income tax withholding, if applicable) by electing either to have the Company withhold a portion of the shares of common stock otherwise deliverable to you, or to deliver other shares of common stock owned by you, in either case having a fair market value (determined on the date that the amount of tax you have elected to have withheld is to be determined) of the amount to be withheld, provided that the election shall be irrevocable and shall be subject to such rules as the Committee may adopt. For purposes of this paragraph 16, “fair market value” shall mean the average of the high and low prices reported on the New York Stock Exchange for Fortune common stock on the date for which the determination is being made.

17. Governing Law. This agreement and the award provided for hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

18. Conflicts. In the event of a conflict between these terms and conditions and the Plan, the terms of the Plan shall apply.